UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 17)*


                               CULBRO CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock $1.00 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    299890108
         ---------------------------------------------------------------
                                 (CUSIP Number)

                                Edgar M. Cullman
                              387 Park Avenue South
                     New York, New York 10016 (212) 561-8700
--------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                  July 14, 1997
         ---------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
---------------------------------              ---------------------------------
CUSIP No. 299890108                                   Page 2 of 36 Pages
---------------------------------              ---------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edgar M. Cullman

--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)|_|
                                                                          (b)|X|
            See Item 6 and Insert 1

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

            No shares acquired personally.
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(E)                                      |_|

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
--------------------------------------------------------------------------------
                  7    SOLE VOTING POWER

  NUMBER OF               111,138
   SHARES     ------------------------------------------------------------------
BENEFICIALLY      8    SHARED VOTING POWER
  OWNED BY
    EACH                  848,776
  REPORTING   ------------------------------------------------------------------
   PERSON         9    SOLE DISPOSITIVE POWER
    WITH
                          111,138
              ------------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER

                          848,776
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            111,138
--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                     |X|

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2.44
--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
----------------------------                     -------------------------------
CUSIP No. 299890108                                   Page 3 of 36 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Louise B. Cullman

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                                                         a.  |_|
      See Item 6 and Insert 1                                            b.  |X|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      No funds were used to acquire the shares (see Item 4)

--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      USA

--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               103,410
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             724,337
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        103,410
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        724,337
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      103,410

--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |X|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      2.27
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
----------------------------                     -------------------------------
CUSIP No. 299890108                                   Page 4 of 36 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Edgar M. Cullman, Jr.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                                                         a.  |_|
      See Item 6 and Insert 1                                            b.  |X|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      No funds were used to acquire the shares (see Item 4)

--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      USA

--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               136,510
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             740,090
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        136,510
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        740,090
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      121,310

--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |X|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      2.66
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
----------------------------                     -------------------------------
CUSIP No. 299890108                                   Page 5 of 36 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Elissa F. Cullman

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                                                         a.  |_|
      See Item 6 and Insert 1                                            b.  |X|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      No funds were used to acquire the shares (see Item 4)

--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      USA

--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               17,000
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             55,200
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        17,000
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        55,200
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      17,000

--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |X|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      .37
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
----------------------------                     -------------------------------
CUSIP No. 299890108                                   Page 6 of 36 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Susan R. Cullman

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                                                         a.  |_|
      See Item 6 and Insert 1                                            b.  |X|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      No funds were used to acquire the shares (see Item 4)

--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      USA

--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               87,765
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             673,642
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        87,765
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        673,642
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      87,765

--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |X|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      1.93
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------------                     -------------------------------
CUSIP No. 299890108                                   Page 7 of 36 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Lucy C. Danziger

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                                                         a.  |_|
      See Item 6 and Insert 1                                            b.  |X|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      No funds were used to acquire the shares (see Item 4)

--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      USA

--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               81,842
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             953,022
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        81,842
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        953,022
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      81,842

--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |X|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      1.80
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
----------------------------                     -------------------------------
CUSIP No. 299890108                                   Page 8 of 36 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Frederick M. Danziger

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                                                         a.  |_|
      See Item 6 and Insert 1                                            b.  |X|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      No funds were used to acquire the shares (see Item 4)

--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      USA

--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               16,542
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             147,578
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        16,542
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        147,578
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      16,542

--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |X|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      0.36
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
----------------------------                     -------------------------------
CUSIP No. 299890108                                   Page 9 of 36 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      David M. Danziger

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                                                         a.  |_|
      See Item 6 and Insert 1                                            b.  |X|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      No funds were used to acquire the shares (see Item 4)

--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      USA

--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               41,548
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        41,548
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      41,548

--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |X|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      0.91
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
----------------------------                     -------------------------------
CUSIP No. 299890108                                   Page 10 of 36 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Carolyn S. Fabrici

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                                                         a.  |_|
      See Item 6 and Insert 1                                            b.  |X|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      No funds were used to acquire the shares (see Item 4)

--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      USA

--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               23,858
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             118,952
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        23,858
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        118,952
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      23,858

--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |X|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      0.52
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
----------------------------                     -------------------------------
CUSIP No. 299890108                                   Page 11 of 36 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      John L. Ernst

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                                                         a.  |_|
      See Item 6 and Insert 1                                            b.  |X|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      No funds were used to acquire the shares (see Item 4)

--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      USA

--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               7,250
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             411,321
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        7,250
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        411,321
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      6,000

--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |X|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      0.13
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
----------------------------                     -------------------------------
CUSIP No. 299890108                                   Page 11 of 36 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Margot P. Ernst

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                                                         a.  |_|
      See Item 6 and Insert 1                                            b.  |X|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      No funds were used to acquire the shares (see Item 4)

--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      USA

--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             20,315
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        20,315
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      0

--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |X|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      0.00
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
----------------------------                     -------------------------------
CUSIP No. 299890108                                   Page 13 of 36 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Alexandra Ernst

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                                                         a.  |_|
      See Item 6 and Insert 1                                            b.  |X|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      No funds were used to acquire the shares (see Item 4)

--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      USA

--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               1,548
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             88,137
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        1,548
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        88,137
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,548

--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |X|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      0.03
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
----------------------------                     -------------------------------
CUSIP No. 299890108                                   Page 14 of 36 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      B. Bros. Realty Limited Partnership

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                                                         a.  |_|
      See Item 6 and Insert 1                                            b.  |X|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      No funds were used to acquire the shares (see Item 4)

--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      USA

--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               233,792
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        233,792
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      233,792

--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |X|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      5.13
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
----------------------------                     -------------------------------
CUSIP No. 299890108                                   Page 15 of 36 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Matthew L. Ernst

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                                                         a.  |_|
      See Item 6 and Insert 1                                            b.  |X|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      No funds were used to acquire the shares (see Item 4)

--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      USA

--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               1,250
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        1,250
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,250

--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |X|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      .03
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
----------------------------                     -------------------------------
CUSIP No. 299890108                                   Page 16 of 36 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Rebecca D. Gamzon

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                                                         a.  |_|
      See Item 6 and Insert 1                                            b.  |X|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      No funds were used to acquire the shares (see Item 4)

--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      USA

--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               30,946
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        30,946
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      30,946

--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |X|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      0.68
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
----------------------------                     -------------------------------
CUSIP No. 299890108                                   Page 17 of 36 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Edgar M. Cullman III

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                                                         a.  |_|
      See Item 6 and Insert 1                                            b.  |X|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      No funds were used to acquire the shares (see Item 4)

--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      USA

--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               18,794
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        18,794
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      18,794

--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |X|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      .41
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
----------------------------                     -------------------------------
CUSIP No. 299890108                                   Page 18 of 36 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Caroline B. Sicher

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                                                         a.  |_|
      See Item 6 and Insert 1                                            b.  |X|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      No funds were used to acquire the shares (see Item 4)

--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      USA

--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               21,422
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        21,422
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      21,422

--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |X|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      .47
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 19 of 36 Pages

                               SCHEDULE 13D ITEMS

            The original filing to which this Amendment No. 17 relates was dated December 8, 1971 and was amended by Amendment on Form 8 dated April 30, 1973, by Amendment No. 2 dated February 16, 1978, by Amendment No. 3 dated August 5, 1980, by Amendment No. 4 dated July 20, 1981, by Amendment No. 5 dated April 18, 1984, by Amendment No. 6 dated February 14, 1985, by Amendment No. 7 dated February 3, 1986, by Amendment No. 8 dated November 26, 1986, by Amendment No. 9 dated December 15, 1987, by Amendment No. 10 dated March 1, 1989, by Amendment No. 11 dated May 28, 1989, by Amendment No. 12 dated January 31, 1990, by Amendment No. 13 dated October 2, 1991, by Amendment No. 14 dated January 30, 1995, by Amendment No. 15 dated January 1996 and by Amendment No. 16 dated March 16, 1996.

Item 1.     Security and Issuer

            This Schedule relates to the Common Stock, $1.00 par value (the "Common Stock"), of Culbro Corporation (the "Issuer"), a New York corporation, having its principal executive offices at 387 Park Avenue South, New York, New York 10016 and is being filed by the persons identified in Item 2 below.

Item 2.     Identity and Background

            See Insert 1 attached hereto.

            None of the persons filing this Schedule has been convicted in a criminal proceeding (other than for traffic violations or similar misdemeanors) during the past 5 years or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws. All individuals are citizens of the United States and all trusts, partnerships and corporations are organized or formed under the laws of the United States.

Item 3.     Source and Amount of Funds or Other Consideration

            No new shares of the Common Stock referred to in Insert 1 have been purchased since March 1996. As previously reported, certain of the shares of Common Stock are pledged as collateral for loans from Chase Bank. This Amendment reflects transfers to a beneficiary from trusts and a custodian account and gifts of stock to a foundation and to individuals reported hereunder from another reporting person.

Item 4.     Purpose of Transaction

            No shares have been acquired by the reporting group by purchase from non- members of the reporting group since January 1996. No plans, other than those previously disclosed, are contemplated by the persons filing this Schedule. This Amendment No. 17 is

                                                             Page 20 of 36 Pages

made to update information regarding the holdings of members of the reporting group as a result of the transfers described in Item 3.

Item 5.     Interest in Securities of the Issuer

            See Insert 1 hereto and cover pages.

            Voting power and power to direct disposition of securities is shared by trustees of each of the trusts referred to in Item 2 as set forth on Insert
1. The officers and directors of the Samuel J. Bloomingdale Foundation, Inc., the Susan B. and Richard C. Ernst Foundation, Inc. and Louise B. and Edgar M. Cullman Foundation, Inc. and the trustees of charitable trust created by Justus Heijmans (collectively, the "Foundations") referred to in Insert 1 as set forth on Insert 1 hereto share voting power and the power to dispose of such securities. Such shares are, however, not included in the individual totals shown on cover pages. Shares owned by B. Bros. Realty Limited Partnership are shown as beneficially owned for voting and dispositive purposes by both General Partners of that partnership and also by the partnership itself.

            No transactions in the Issuer's Common Stock were effected during the 60 days preceding the date hereof by the persons filing this Schedule and their affiliated persons other than as set forth in Item 3 above.

Item 6. Contract, Arrangement or Understanding with Respect to Securities of the Issuer

            None other than an informal understanding that the persons and entities listed in Insert 1 attached hereto will hold and vote together the shares of Issuer's Common Stock owned by each of them. However, Trustees of trusts and partners of the partnership listed in Insert 1 may act independently where fiduciary responsibilities so require. Furthermore, the persons and entities listed in Insert 1 may acquire additional shares of the Issuer's Common Stock.

            Although the Foundations are included in Insert 1, no arrangement of any kind exists with respect to any of the Issuer's Common Stock held by such Foundations. Such Foundations were included in Insert 1 only because certain of the undersigned are officers and directors of such Foundations.

Item 7.     Material to the Filed as Exhibits

            The Form of Note issued by certain of the persons and entities filing this Schedule has been filed with the Securities and Exchange Commission as Exhibit 1 to Amendment #13 filed on October 2, 1991 and is incorporated herein by reference.

            Powers of attorney for each of the persons filing this Schedule other than Edgar M. Cullman III and Caroline B. Sicher have been filed with the Securities and Exchange Commission as Exhibit 2 to Amendment No. 13 dated October 2, 1991 and are incorporated herein by reference. The power of attorney of Edgar M. Cullman III was filed as Exhibit 1 to Amendment No. 15 dated January 1996. The power of attorney of Caroline B. Sicher has been filed as Exhibit 1 to this Amendment No. 17. Such powers of attorney are incorporated herein by reference.

                                                             Page 21 of 36 Pages

            Each of the undersigned hereby certifies after reasonable inquiry, that to the best of his/her knowledge and belief, the information set forth in this statement is true, complete and correct.

Date: July 14, 1997


                                      Edgar M. Cullman*
                                 -----------------------------------------------
                                 Edgar M. Cullman, individually and as
                                 Trustee of the Trusts of which he is a
                                 Trustee as indicated on Insert 1 hereto


                                      Louise B. Cullman*
                                 -----------------------------------------------
                                 Louise B. Cullman, individually and as
                                 Trustee of the Trusts of which she is a
                                 Trustee as indicated on Insert 1 hereto


                                      Susan R. Cullman*
                                 -----------------------------------------------
                                 Susan R. Cullman, individually, as
                                 Custodian and as Trustee of the Trusts
                                 of which she is a Trustee as indicated on Insert 1 hereto


                                      Edgar M. Cullman, Jr.*
                                 -----------------------------------------------
                                 Edgar M. Cullman, Jr., individually, as
                                 Custodian and as Trustee of the Trusts of which he is a Trustee as indicated on Insert
                                 1 hereto


                                       Lucy C. Danziger*
                                 -----------------------------------------------
                                 Lucy C. Danziger, individually and as
                                 Trustee of the Trusts of which she is a
                                 Trustee as indicated on Insert 1 hereto


                                      John L. Ernst*
                                 -----------------------------------------------
                                 John L. Ernst, individually and as Trustee of the Trusts of which he is a Trustee, as Custodian and as Guardian, all as indicated on Insert 1 hereto

                                                             Page 22 of 36 Pages


                                      Carolyn S. Fabrici*
                                 -----------------------------------------------
                                 Carolyn S. Fabrici, individually and as
                                 Trustee of the Trusts of which she is a
                                 Trustee as indicated on Insert 1 hereto


                                 /s/  Frederick M. Danziger
                                 -----------------------------------------------
                                 Frederick M. Danziger, individually and as
                                 Trustee of the Trusts of which he is a
                                 Trustee as indicated on Insert 1 hereto


                                      Elissa F. Cullman*
                                 -----------------------------------------------
                                 Elissa F. Cullman, individually and as
                                 Trustee of the Trusts of which she is a
                                 Trustee as indicated on Insert 1 hereto


                                      Rebecca D. Gamzon*
                                 -----------------------------------------------
                                 Rebecca D. Gamzon, individually
                                 formerly Rebecca B. Danziger


                                      Matthew L. Ernst*
                                 -----------------------------------------------
                                 Matthew L. Ernst, individually


                                 B. BROS. REALTY LIMITED
                                 PARTNERSHIP

                                 By   John L. Ernst*
                                   ---------------------------------------------
                                       John L. Ernst,
                                       General Partner


                                      Margot P. Ernst*
                                 -----------------------------------------------
                                 Margot P. Ernst, not individually but as Trustee of the Trusts of which she is a Trustee as indicated on Insert 1 hereto


                                       Alexandra Ernst*
                                 -----------------------------------------------
                                 Alexandra Ernst, individually and as Trustee of the Trusts of which she is a Trustee as indicated on Insert 1 hereto

                                      David M. Danziger*
                                 -----------------------------------------------
                                 David M. Danziger, individually


                                      Edgar M. Cullman III*
                                 -----------------------------------------------
                                 Edgar M. Cullman III


                                      Caroline B. Sicher*
                                 -----------------------------------------------
                                 Caroline B. Sicher


                                 By: /s/ Frederick M. Danziger
                                 -----------------------------------------------
                                 Frederick M. Danziger
                                 Attorney-in-Fact

                                                             Page 24 of 36 Pages

Culbro Corporation
Schedule 13D                                                          Insert 1--Item 2. Identity and Background and
Amendment #17                                                                           Item 5. Interest in Securities of the Issuer
                                                                                                    (4)
                                                    (3)                                          (Item 5)
                                                                      --------------------------------------------------------------
                                           Present principal occu-
                                           pation or employment and        Number of shares   Total number of
                                           the name, principal busi-       of Issuer's        shares of the
                                           ness and address of any         Common Stock       Issuer's Common
  (1)                     (2)              corporation or other            acquired or        Stock ($1 par     Percentage of Class
Name                   Residence           organization in which such      disposed of since  value) owned on   of Issuer's Common
(Item 2(a)             Address             employment is conducted.        April 1997         the date hereof   Stock.
and 5)                 (Item 2(b))         (Item 2(c))                           (i)                (ii)               (iii)
------------------------------------------------------------------------------------------------------------------------------------
1.  Edgar M. Cullman   2 E. 70th St.       Chairman of the Board                                  111,138             2.44
    ("EMC")            New York, N.Y.      Culbro Corporation (cigar,
                                           tobacco, real estate
                                           development and tobacco and
                                           sundries distribution)
                                           378 Park Avenue
                                           So. New York, N.Y.

2.  Edgar M. Cullman,  770 Park Avenue     President                           (1700)             121,301             2.66
    Jr. ("EMC, Jr.")   New York, N.Y.      Culbro Corporation
                                           387 Park Avenue So.
                                           New York, N.Y.

3.  Elissa F. Cullman  770 Park Avenue     Interior Decorator                                      17,000              .37
    ("EFC")            New York, New
                       York

4.  Louise B.          2 E. 70th St.       Housewife                                              103,410             2.27
    Cullman ("LBC")    New York, N.Y.

5.  Susan R. Cullman   2830 Foxhall Rd.    Housewife                           (6700)              87,765             1.96
    ("SRC")            NW
                       Washington, D.C.

6.  Lucy C. Danziger   2 E. 73rd St.       Housewife                           (7500)              81,842             1.80
    ("LCD")            New York, N.Y.


                                                                                                    (4)          Page 25 of 36 Pages
                                                                      --------------------------------------------------------------
        (1)                   (2)                (3)                          (i)                 (ii)               (iii)
    ---------------    ----------------    -------------------        --------------------------------------------------------------
7.  Frederick M.       2 E. 73rd St.       Latham & Watkins                                        16,542              .37
    Danziger           New York, N.Y.      Attorneys At Law
    ("FMD")                                885 Third Avenue
                                           New York, New York

8.  David M. Danziger  115 Central Park    Executive Trainee                                       41,548              .94
    ("DMD")            West                The Eli Witt Company
                       NY, NY 10023

9.  Rebecca D. Gamzon  One Soldiers Field  Teacher                                                 30,946              .70
    ("RDG")            Park, Apt. 414      Milton Academy
                       Boston, MA 02163

10. John L. Ernst      860 U.N. Towers     Chairman & President                (2213)               6,000              .13
    ("JLE")            New York, N.Y.      Bloomingdale Properties,
                                           Inc.*
                                           (Investments)
                                           641 Lexington Avenue
                                           New York, N.Y.

11. Alexandra Ernst    120 Bis Blvd.       Writer                                                   1,548              .03
    ("AE")             Montpamesse
                       75014 Paris,
                       France

12. LCD, EMC, Jr. and
    SRC,
    Trustees
    u/w/o Joseph F.
    Cullman, Jr.
    f/b/o/:
      EMC                                                                      17,500              76,448             1.68

13. Carolyn S.         P.O. Box 4708       Housewife                                               23,858              .52
    Fabrici ("CSF")    42630 N. 54th St.
                       Cave Creek, AZ
                       85331

                                                                                                    (4)          Page 26 of 36 Pages
                                                                      --------------------------------------------------------------
       (1)                      (2)                (3)                          (i)                 (ii)               (iii)
    ---------                ----------    -------------------        --------------------------------------------------------------
14. EMC, Jr. Custodian
    f/b/o:
    Edgar M. Cullman III,                                                                           0
      a minor ("EMC III")
    Samuel B. Cullman,                                                                              7,422              .16
      a minor ("SBC")
    Georgina D. Cullman,                                                                            7,778              .18
      a minor ("GDC")

15. Caroline B. Sicher,
    ("CBS")                                                                                        21,422              .47

16. EMC and LBC, Trustees
    u/i/o LBC (12/16/43)*
    f/b/o:
         LCD                                                                                       22,264              .49

17. EMC, LBC and SRC,
    Trustees
    u/i/o Samuel J.
    Bloomingdale ("SJB") and
    Rita G. Bloomingdale
    ("RGB") (1/10/50)*
    f/b/o:
      SRC                                                                                          50,880             1.15

18. EMC, LBC and SRC,
    Trustees
    u/i/o EMC and LBC
    (3/21/50)*
    f/b/o:
         SRC                                                                                       18,714              .41

19. EMC, LBC and LCD
    Trustees
    u/i/o SJB (12/21/50)*
    f/b/o:
         LCD                                                                                       29,192              .64

                                                                                                    (4)          Page 27 of 36 Pages
                                                                      --------------------------------------------------------------
       (1)                      (2)                (3)                          (i)                 (ii)               (iii)
    ---------                ----------    -------------------        --------------------------------------------------------------
20. EMC, LBC and EMC, Jr.
    Trustees
    u/i/o SJB (12/21/50)*
    f/b/o:
         EMC, Jr.                                                                                  25,006              .55

21. EMC, LBC and SRC
    Trustees
    u/i/o SJB (12/21/50)*
    f/b/o:
         SRC                                                                                       26,000              .57

22. EMC, LBC and LCD
    Trustees
    u/i/o RGB (12/21/50)*
    f/b/o:
         LCD                                                                                        5,418              .12

23. EMC, LBC and EMC, Jr.
    Trustees
    u/i/o RGB (12/21/50)*
    f/b/o:
         EMC, Jr.                                                                                   9,974              .22

24. EMC, LBC and SRC
    Trustees
    u/i/o RGB (12/21/50)*
    f/b/o:
         SRC                                                                                       11,840              .26

25. EMC, LBC and LCD
    Trustees
    u/i/o RGB (6/14/51)*
    f/b/o:
         LCD                                                                                       38,518              .84

26. EMC, LBC and EMC, Jr.
    Trustees
    u/i/o RGB (6/14/51)*
    f/b/o:
         EMC, Jr.                                                                                  40,190              .88

                                                                                                    (4)          Page 28 of 36 Pages
                                                                      --------------------------------------------------------------
       (1)                      (2)                (3)                          (i)                 (ii)               (iii)
    ---------                ----------    -------------------        --------------------------------------------------------------
27. EMC, LBC and SRC
    Trustees u/i/o RGB
    (6/14/51)*
    f/b/o:
         SRC                                                                                       40,090              .88

28. LBC, Margot P. Ernst
    ("MPE"), AE and JLE,
    Trustees
    u/i/o Susan B. Ernst
    ("SBE") (4/9/52)*
    f/b/o:
         Descendants of JLE                                                                         4,364              .10

29. LBC, JLE, AE and CSF,
    Trustees
    u/i/o SBE (4/9/52)*
    f/b/o:
         Descendants of CSF                                                                         3,844              .09

30. EMC, LCD, EMC, Jr. and
    SRC Trustees
    u/i/o LBC (1/6/53)*
    f/b/o:
    Descendants of LCD                                                                             10,400              .23
    Descendants of EMC, Jr.                                                                        41,948              .95
    Descendants of SRC                                                                             26,284              .58

31. LBC, MPE, AE and
    JLE, Trustees
    u/i/o SBE (1/6/53)*
    f/b/o:
       Descendants of JLE                                                                           2,580              .06

32. LBC, JLE, AE and CSF
    Trustees
    u/i/o SBE (1/6/53)*
    f/b/o:
      Descendants of CSF                                                                           11,701              .26

                                                                                                    (4)          Page 29 of 36 Pages
                                                                      --------------------------------------------------------------
       (1)                      (2)                (3)                          (i)                 (ii)               (iii)
    ---------                ----------    -------------------        --------------------------------------------------------------
33. EMC, LCD, EMC, Jr. and
    SRC
    Trustees
    u/i/o LBC (6/30/54)*
    f/b/o:
    Descendants of LCD                                                                             25,944               .59
    Descendants of EMC, Jr.                                                                        50,302              1.14
    Descendants of SRC                                                                             35,878               .58

34. LBC, CSF, AE and JLE,
      Trustees
    u/i/o SJB (12/21/50)*
    f/b/o:
         Dorothy P. Ernst                                                                           3,974              .09

35. LBC, CSF, AE and JLE
    Trustees
    u/i/o RGB (12/21/50)*
    f/b/o:
         Dorothy P. Ernst                                                                           3,974              .09

36. LBC, LCD, EMC, Jr. and
      SRC Trustees
    u/i/o EMC (3/23/55)*
    f/b/o/:
    Descendants of LCD                                                                             10,830              .24
    Descendants of EMC, Jr.                                                                        16,008              .36
    Descendants of SRC                                                                             14,200              .31

37. EMC, LCD, EMC, Jr. and
      SRC Trustees
    u/i/o LBC (3/23/55)*
    f/b/o:
    Descendants of LCD                                                                              7,000              .16
    Descendants of EMC, Jr.                                                                        12,324              .28
    Descendants of SRC                                                                             13,600              .30

38. EMC, LBC, EMC, Jr. and
      LCD Trustees
    u/i/o SJB (8/2/55)*
    f/b/o:
      Descendants of LCD                                                                           24,400              .55

                                                                                                    (4)          Page 30 of 36 Pages
                                                                      --------------------------------------------------------------
       (1)                      (2)                (3)                          (i)                 (ii)               (iii)
    ---------                ----------    -------------------        --------------------------------------------------------------
39. EMC, LBC, LCD and EMC,
    Jr. Trustees
    u/i/o SJB (8/2/55)*
    f/b/o:
    Descendants of EMC, Jr.                                                                        37,622              .85

40. EMC, LBC, LCD and SRC
    Trustees
    u/i/o SJB (8/2/55)*
    f/b/o:
      Descendants of SRC                                                                           37,962              .83

41. LBC, MPE, AE and JLE
    Trustees
    u/i/o SJB (8/2/55)*
    f/b/o:
      Descendants of JLE                                                                            3,194              .07

42. EMC, LBC, CSF, AE and
      JLE
    Trustees
    u/i/o SJB (8/2/55)*
    f/b/o:
      Descendants of CSF                                                                            3,526              .08

43. EMC, LBC and LCD,
      Trustees
    u/w/o RGB (2/29/56)*
    f/b/o:
      Descendants of LCD                                                                           19,228              .43

44. EMC, LBC and EMC, Jr.,
    Trustees
    u/w/o RGB (2/29/56)*
    f/b/o:
    Descendants of EMC, Jr.                                                                        20,332              .46

45. EMC, LBC and SRC,
    Trustees
    u/w/o RGB (2/29/56)*
    f/b/o:
      Descendants of SRC                                                                           17,190              .39

                                                                                                    (4)          Page 31 of 36 Pages
                                                                      --------------------------------------------------------------
       (1)                      (2)                (3)                          (i)                 (ii)               (iii)
    ---------                ----------    -------------------        --------------------------------------------------------------
46. EMC, LBC, CSF,
      AE and JLE,
      Trustees
    u/w/o RGB
    (2/29/56)*
    f/b/o:
      Descendants of
      JLE                                                                                          39,138              .88

47. EMC, LBC, JLE and
      CSF, Trustees
    u/w/o RGB
    (2/29/56)*
    f/b/o:
      Descendants of
      CSF                                                                                          39,138              .88

48. Samuel J. Bloomingdale   Charitable                                                            19,642              .44
    Foundation, Inc.*        Foundation
      EMC, Chairman &
      Dir. LBC, President
      & Dir. EMC, Jr.,
      Treas. & Dir. LCD,
      Secretary

49. Richard C. Ernst         Charitable                                         2048               12,048              .26
    and Susan B. Ernst       Foundation
    Foundation, Inc.*
      JLE, Pres. & Dir.
      MPE, Vice Pres. &
      Dir. AE, Treas. &
      Dir. John Fletcher
      III, Secy.

50. EMC, LBC and EMC, Jr.,
    Trustees
    u/w/o F.W. Cullman
    (7/23/59)*
    f/b/o:
         LCD                                                                                       17,420              .39
         EMC, Jr.                                                                                  13,770              .31
         SRC                                                                                       20,014              .45

51. EMC, LCD and FMD,
    Trustees
    u/i/o SJB (4/15/66)*
    f/b/o:
         DMD                                                                                       12,524              .28


                                                                                                    (4)          Page 32 of 36 Pages
                                                                      --------------------------------------------------------------
       (1)                      (2)                (3)                          (i)                 (ii)               (iii)
    ---------                ----------    -------------------        --------------------------------------------------------------
52. FMD, LCD and EMC, Jr.,
    u/i/o EMC (12/26/72)*
    f/b/o:
         LCD and DMD                                                                               17,800              .39
         LCD and RDG                                                                               18,000              .39

53. FMD, LCD, SRC and
    EMC, Jr.
    Trustees
    u/i/o EMC (12/23/76)*
    f/b/o:
         DMD                                                                                       16,000              .35
         RDG                                                                                       16,200              .36

54. FMD, SRC, EMC, Jr.,
    and JLE, Trustees
    u/i/o LCD (12/25/76)*
    f/b/o:
         DMD                                                                                        3,200              .07
         RDG                                                                                        3,200              .07

55. Richard M. Danziger and
    FMD, Trustees
    u/i/o LCD (12/24/69)*
    f/b/o:
         RDG                                                                                       22,800              .51

56. LBC, MPE, AE and JLE,
    Trustees
    u/i/o RGB (6/14/51)*
    f/b/o:
         JLE                                                                                        3,081              .07

57. LCD, SRC, JLE and
    Elissa Cullman, Trustees,
    u/i/o EMC, Jr.
    (12/25/76)*
    f/b/o:
         EMC III                                                                                    7,200              .16
         SBC                                                                                        7,200              .16


                                                                                                    (4)          Page 33 of 36 Pages
                                                                      --------------------------------------------------------------
       (1)                      (2)                (3)                          (i)                 (ii)               (iii)
    ---------                ----------    -------------------        --------------------------------------------------------------
58. EMC, Jr., SRC, LCD and
    Elissa Cullman, Trustees,
    u/i/o EMC (12/23/76)*
    f/b/o:
         EMC III                                                                                   20,400              .45
         SBC                                                                                       20,400              .45

59. EMC, Jr., SRC, LCD and
      FMD
    Trustees
    u/i/o EMC (12/23/76)*
    f/b/o:
         GDC                                                                                       20,000              .44

60. LCD, EMC, Jr., John
    Sicher and JLE, Trustees,
    u/i/o SRC (12/25/76)*
    f/b/o:
         CBS                                                                                       14,000              .31

61. EMC, Jr., LCD, SRC and
    John Sicher, Trustees,
    u/i/o EMC (12/23/76)*
    f/b/o:
         CBS                                                                                       16,000              .35

62. FMD and R.M. Danziger,
    Trustees
    u/i/o Elsie B. Paskus
    f/b/o:
         R.M. Danziger                                                                              3,000              .07

63. FMD and R.M. Danziger
    Trustees
    u/i/o Elsie B. Paskus
    f/b/o:
         FMD                                                                                        1,400              .03

64. B. Bros. Realty Limited  Investments                                       (5,000)            233,792             5.13
      Partnership*
    JLE, General Partner
    LCD, General Partner


                                                                                                    (4)          Page 34 of 36 Pages
                                                                      --------------------------------------------------------------
       (1)                      (2)                (3)                          (i)                 (ii)               (iii)
    ---------                ----------    -------------------        --------------------------------------------------------------
65. EMC, EMC, Jr.
    SRC and                                                                                           202                0
    Richard W. Dammann,
    Executors of the
    Estate of
    Justus Heijmans

66. JLE, FMD and Roger
    Bloom ("RB"),
    Trustees
    u/a/o SBE (4/19/81)
    u/w/o SBE Appointment
    u/i/o RBG (11/27/31)*
    f/b/o:
         Descendants of JLE                                                                         7,458              .16

67. LBC, JLE, AE and CSF,
    Trustees
    u/i/o SJB (12/21/50)*
    f/b/o:
         CSF                                                                                        1,515              .03

68. LBC, JLE, AE and CSF
    Trustees
    u/i/o RGB (6/14/51)*
    f/b/o:
         CSF                                                                                        1,400              .03

69. JLE, EMC, Jr. and Roger
    Bloom, Trustees
    u/a/o SBE (4/19/81)
    u/w/o SBE Appointment
    u/i/o RGB (11/27/31)*
    f/b/o:
         Descendants of CSF                                                                         2,000              .04

70. Matthew L. Ernst         27 Howard Street  Artist                                               1,250              .03
                             New York, N.Y.

71. JLE, MPE, CSF, FMD
    and EMC, Jr.,
    Trustees
    u/c/o/w Richard C. Ernst,
    (6/19/84)
    f/b/o:
      Benjamin C. Stewart                                                                           5,996              .13

                                                                                                    (4)          Page 35 of 36 Pages
                                                                      --------------------------------------------------------------
       (1)                      (2)                (3)                          (i)                 (ii)               (iii)
    ---------                ----------    -------------------        --------------------------------------------------------------
72. JLE, as Custodian
    f/b/o:
      Jessica P. Ernst
      a minor ("JPE")                                                                               1,250              .03

73. Charitable Trust created
    by Justus Heijmans,*
    EMC and EMC, Jr.,
    Trustees                                                                                          200                0

74. LBC, JLE, MPE and AE,
    Trustee
    u/i/o RGB (12/21/50)*
    f/b/o:
      JLE                                                                                           1,100              .02

75. JLE, as Guardian
    f/b/o:
      DPE                                                                                           2,679              .06

76. JLE, LBC, EMC, CSF and
    AE, Trustees
    u/c/w/o RGB (2/29/56)*
    f/b/o:
      Descendants of JLE                                                                            4,746              .10

77. Chemical Bank and LBC,
    Trustees
    u/i/o RGB (11/27/31)*
    f/b/o:
      LBC                                                                                          30,000              .66

78. Louise B. & Edgar M.     Charitable                                         3400                6,400              .14
    Cullman Foundation,      Foundation
    Inc.*
    EMC, Chairman of the
    Board
    SRC, President
    LBC, Vice President
    EMC, Jr., Treasurer
    LCD, Secretary

79. Edgar M. Cullman, III    770 Park Avenue   Student
    (EMC,III)                New York, NY                                                          18,794              .41

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


                                                                                TOTAL           2,235,020            48.88


* Business Address:  641 Lexington Avenue, New York, NY  10022

                                    EXHIBIT 1

                             JOINT FILING AGREEMENT

            In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, each of the persons whose signature appears below agrees to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to (a) the common stock, par value $1.00 per share, of Culbro Corporation, a New York corporation (the "Culbro 13D"), and (b) the common stock, par value $0.01 per share, of Griffin Land & Nurseries, Inc., a Delaware corporation (the "Griffin 13D"), and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(f)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

            In addition, each of the persons whose signature appears below constitutes and appoints Frederick M. Danziger as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign the Culbro 13D, the Griffin 13D and any and all amendments to the Culbro 13D and the Griffin 13D, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Dated: July 14, 1997


                                       /s/ Edgar M. Cullman
                                  ----------------------------------------------
                                  Edgar M. Cullman, individually and as
                                  Trustee of the Trusts of which he is a
                                  Trustee as indicated on Insert 1 hereto


                                       /s/ Louise B. Cullman
                                  ----------------------------------------------
                                  Louise B. Cullman, individually and as
                                  Trustee of the Trusts of which she is a
                                  Trustee as indicated on Insert 1 hereto


                                       /s/ Susan R. Cullman
                                  ----------------------------------------------
                                  Susan R. Cullman, individually, as
                                  Custodian and as Trustee of the Trusts of
                                  which she is a Trustee as indicated on
                                  Insert 1 hereto


                                       /s/ Edgar M. Cullman, Jr.
                                  ----------------------------------------------
                                  Edgar M. Cullman, Jr., individually, as
                                  Custodian and as Trustee of the Trusts of
                                  which he is a Trustee as indicated on
                                  Insert 1 hereto


                                        /s/ Lucy C. Danziger
                                  ----------------------------------------------
                                  Lucy C. Danziger, individually and as
                                  Trustee of the Trusts of which she is a
                                  Trustee as indicated on Insert 1 hereto


                                       /s/ John L. Ernst
                                  ----------------------------------------------
                                  John L. Ernst, individually and as Trustee
                                  of the Trusts of which he is a Trustee, as
                                  Custodian and as Guardian, all as indicated
                                  on Insert 1 hereto

                                       /s/ Carolyn S. Fabrici
                                  ----------------------------------------------
                                  Carolyn S. Fabrici, individually and as
                                  Trustee of the Trusts of which she is a
                                  Trustee as indicated on Insert 1 hereto


                                      /s/  Frederick M. Danziger
                                  ----------------------------------------------
                                  Frederick M. Danziger, individually and
                                  as Trustee of the Trusts of which he is a
                                  Trustee as indicated on Insert 1 hereto


                                       /s/ Elissa F. Cullman
                                  ----------------------------------------------
                                  Elissa F. Cullman, individually and as
                                  Trustee of the Trusts of which she is a
                                  Trustee as indicated on Insert 1 hereto


                                       /s/ Rebecca D. Gamzon
                                  ----------------------------------------------
                                  Rebecca D. Gamzon, individually
                                  formerly Rebecca B. Danziger


                                       /s/ Matthew L. Ernst
                                  ----------------------------------------------
                                  Matthew L. Ernst, individually


                                  B. BROS. REALTY LIMITED
                                  PARTNERSHIP

                                  By   /s/ John L. Ernst
                                    --------------------------------------------
                                  John L. Ernst,
                                  General Partner


                                       /s/ Margot P. Ernst
                                  ----------------------------------------------
                                  Margot P. Ernst, not individually but as
                                  Trustee of the Trusts of which she is a
                                  Trustee as indicated on Insert 1 hereto

                                       /s/ Alexandra Ernst
                                  ----------------------------------------------
                                  Alexandra Ernst, individually and as
                                  Trustee of the Trusts of which she is a
                                  Trustee as indicated on Insert 1 hereto


                                       /s/ David M. Danziger
                                  ----------------------------------------------
                                  David M. Danziger, individually


                                       /s/ Edgar M. Cullman III
                                  ----------------------------------------------
                                  Edgar M. Cullman III


                                       /s/ Caroline B. Sicher
                                  ----------------------------------------------
                                  Caroline B. Sicher